FILED PURSUANT TO RULE 424(b)(3)
FILE NO. 333-145949

AMERICAN REALTY CAPITAL TRUST, INC.
SUPPLEMENT NO. 1 DATED JANUARY 7, 2010
TO THE PROSPECTUS DATED DECEMBER 13, 2010

This prospectus supplement (this “Supplement No. 1”) is part of the prospectus of American Realty Capital Trust, Inc. (“we,” the “REIT,” “ARCT” or “Company”), dated December 13, 2010 (the “Prospectus”) and should be read in conjunction with the Prospectus. This Supplement No. 1 supplements, modifies or supersedes certain information contained in the Prospectus. This Supplement No. 1 will be delivered with the Prospectus.

The purpose of this Supplement No. 1 is to (i) update our previous disclosure regarding the status of our offering, (ii) update our previous disclosure regarding investor suitability, (iii) disclose our investment in a joint venture with one of our affiliates, (iv) disclose recently completed acquisitions of real estate investments, and (v) disclose potential acquisitions of real estate investments.

Status of the Offering

We commenced our initial public offering of 150.0 million shares of common stock on January 25, 2008. As of December 15, 2010, we had issued 58.2 million shares of common stock. Total gross proceeds from these issuances were $567.8 million. As of December 15, 2010, the aggregate value of all share issuances and subscriptions outstanding was $574.1 million based on a per share value of $10.00 (or $9.50 per share for shares issued under the DRIP).

On August 5, 2010, we filed a registration statement on Form S-11 with the U.S. Securities and Exchange Commission, or the SEC, to register $325 million of common stock for the follow-on offering to our initial public offering. Our initial public offering was originally set to expire on January 25, 2011. However, as permitted by Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, we will now continue our initial public offering until the earlier of July 24, 2011, or the date that the SEC declares the registration statement for the follow-on offering effective.

Shares Currently Available for Sale

As of December 15, 2010, there were 92.3 million shares of our common stock available for sale, excluding shares available under the DRIP.

Suitability Standards

The following disclosure is to be added as the second paragraph of the section of the Prospectus entitled “Suitability Standards” on page (i).

FINRA Rule 2310(b)(3)(D) requires that we disclose the liquidity of prior public programs sponsored by American Realty Capital, our sponsor. American Realty Capital has sponsored the following eight other public programs: American Realty Capital Trust II, Inc., American Realty Capital Trust III, Inc., American Realty Capital New York Recovery REIT, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital – Retail Centers of America, Inc., Phillips Edison – ARC Shopping Center REIT, Inc., ARC-Northcliffe Income Properties, Inc. and Business Development Corporation of America. Although the prospectus for each of these public programs states a date or time period by which it may be liquidated, each of American Realty Capital Trust II, Inc., American Realty Capital Trust III, Inc., American Realty Capital Healthcare Trust, Inc., American Realty Capital – Retail Centers of America, Inc., ARC-Northcliffe Properties, Inc. and Business Development Corporation of America are currently in registration with the SEC and American Realty Capital New York Recovery REIT, Inc. and Phillips-Edison ARC Shopping Center, Inc. are in their offering and acquisition stages. None of these public programs have reached the stated date or time period by which they may be liquidated.

The fourth bullet point under of the section of the Prospectus entitled “Suitability Standards” on page (ii) is revised to remove the requirement that Mississippi residents represent they have a net worth of at least 10 times the amount of their investment in the offering and other similar programs, as follows:

•	Alabama — In addition to the suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

Joint Ventures with Affiliates of American Realty Capital Advisors, LLC

The following disclosure is to be added to the section of the Prospectus entitled “Joint Ventures with Affiliates of American Realty Capital Advisors, LLC” on page 81.

On December 1, 2010, we entered into a joint venture agreement with New York Recovery Operating Partnership, L.P. (the “Operating Partnership”), the operating partnership of American Realty Capital New York Recovery REIT, Inc. (“NYRR”), an affiliate of our advisor, and an unaffiliated third party investor pursuant to which we made a $12.0 million preferred equity investment in five retail condominiums in Manhattan, New York. The properties are located on Bleecker Street in Greenwich Village and are leased to the following five high-end fashion tenants: Marc Jacobs, Michael Kors, Burberry, Mulberry and APC. The distribution on our preferred equity investment is $840,000 per annum. NYRR may redeem our preferred equity interest at our capital contribution of $12.0 million plus any accrued yield at any time. In addition, if the Operating Partnership sells its membership interest in the joint venture to a third party, it may redeem our preferred equity interest at our pro rata share of the purchase price for all interests in the joint venture based on capital contributions. The joint venture agreement does not provide us with voting rights and as such, the NYRR is responsible for day-to-day control over operating decisions of the properties.

Real Property Investments

The following disclosure is to be added to the section of the Prospectus entitled “Real Property Investments” on pages 105-135.

Advance Auto Portfolio

On November 1, 2010, we acquired a build-to-suit, freestanding fee simple Advance Auto Parts store in Dunkirk, New York (“Advance Auto IV”) for a purchase price of $1.3 million. The tenant of the property is Advance Stores Co., Inc. (“Advance Auto”), a wholly-owned subsidiary of Advance Auto Parts, Inc. The property contains 6,124 square feet of gross leasable area. This acquisition increases the size of our Advance Auto portfolio to 8 properties.

The property has an original lease term of 15 years, with 14.8 years currently remaining. The lease does not contain rent escalations during the primary term. The lease provides for three renewal options of five years each with 5% rental increases for each renewal. The lease is double net whereby the landlord is responsible for maintaining the roof and structure of the building and Advance Auto is required to pay substantially all other operating expenses, in addition to base rent. The total annual rent for the initial lease term is approximately $106,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Advance Auto Parts, Inc. (NYSE: AAP) operates as a retailer of automotive aftermarket parts, accessories, batteries, and maintenance items. The company’s operations are divided into two segments: Advance Auto Parts (AAP) and Autopart International (AI). The AAP segment operates stores which primarily offer auto parts, including, among other items, alternators, batteries, clutches, engines and engine parts, radiators, starters, and transmissions. The AI segment operates stores that provide replacement parts for domestic and imported cars and light trucks in northeast and Mid-Atlantic regions. The company was founded in 1929 and is based in Roanoke, Virginia.

Kum & Go Portfolio

On November 5, 2010, we acquired two freestanding fee simple properties for Kum & Go, L.C. (“Kum & Go II”) in Adair, Iowa and Neola, Iowa for an aggregate purchase price of $3.0 million. The tenant of the properties is Kum & Go. The properties contain 8,008 square feet of gross leasable area. This acquisition increases the size of our Kum & Go portfolio to 16 properties.

Each lease term at commencement is 20 years, with 19.9 years currently remaining. The leases contain contractual rental escalations of 7.5% every five years. The leases are triple net whereby Kum & Go is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The total annual rent for the initial lease terms is approximately $275,000.

We funded the acquisition of the properties with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

Kum & Go is a privately-owned convenience store and gas station chain located in the Midwestern United States. The company was founded in 1959 and is headquartered in West Des Moines, Iowa. It operates stores in Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, Oklahoma, South Dakota, Colorado, Arkansas, Wyoming, and Wisconsin.

Tractor Supply Portfolio

On November 15, 2010, we acquired a build-to-suit, freestanding fee simple Tractor Supply Company (“Tractor Supply II”) store in Mansura, Louisiana for an aggregate purchase price of $2.4 million. The tenant of the property is Tractor Supply. The property contains 19,174 square feet of gross leasable area.

The lease term at commencement is 15 years, with 14.8 years currently remaining. The lease contains contractual rental escalations of 10% every five years. The lease is double net whereby the landlord is responsible for maintaining the roof and structure of the building, and Tractor Supply is required to pay substantially all other operating expenses, in addition to base rent. The total annual rent for the initial lease term is approximately $217,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

On December 23, 2010, we acquired a build-to-suit, freestanding fee simple Tractor Supply store (“Tractor Supply III”) in Sonora, California for an aggregate purchase price of $4.9 million. The tenant of the property is Tractor Supply. The property contains 18,860 square feet of gross leasable area.

The lease term at commencement is 15 years, with 14.3 years currently remaining. The lease contains contractual rental escalations of 10% every five years. The lease is double net whereby the landlord is responsible for maintaining the roof and structure of the building, and Tractor Supply is required to pay substantially all other operating expenses, in addition to base rent. The total annual rent for the initial lease term is approximately $428,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

The preceding acquisitions increase the size of our Tractor Supply portfolio to 6 properties.

Tractor Supply Company (NASDAQ: “TSCO”) operates retail farm and ranch stores in the U.S. The company’s stores offer a selection of merchandise, including, among other items, equine, pet, and animal products, lawn and garden power equipment, truck, towing and tool products and maintenance products for agricultural and rural use. The company operates its retail stores under the Tractor Supply Company and Del’s Farm Supply names. It also operates a Web site under the name TractorSupply.com.

Fed Ex Portfolio

On November 22, 2010, we acquired a build-to-suit, freestanding FedEx Ground distribution facility (“FedEx V”) in Grand Forks, North Dakota for a purchase price of $2.9 million. The tenant of the property is FedEx Ground Package System, Inc. (“FedEx Ground”), a wholly owned subsidiary of FedEx Corporation. The property contains 29,410 square feet of gross leasable area.

The original lease term at commencement was 14 years, with 9.7 years currently remaining. The lease contains a contractual rental escalation of 5% in the beginning of the sixth lease year. The lease is double net whereby the landlord is responsible for the roof and structure of the building, and FedEx Ground is required to pay substantially all other operating expenses, in addition to base rent. The total annual rent for the initial lease term is approximately $226,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

On December 8, 2010, we acquired a build-to-suit, freestanding fee simple FedEx Freight distribution facility (“FedEx VI”) in Louisville, Kentucky for a purchase price of $29.1 million. The tenant of the property is FedEx Freight East, Inc. (“FedEx Freight”), a wholly-owned subsidiary of FedEx Corporation. The property contains 150,424 square feet of gross leasable area.

The original lease term at commencement was 15 years with 13.0 years currently remaining. The lease contains 1.5% annual rental escalations after December 1, 2013. The lease contains two renewal options of five years each. The lease is double net whereby the landlord is responsible for the roof and structure of the building, and FedEx Freight is required to pay substantially all other operating expenses, in addition to base rent. The total annual rent for the initial lease term is $2.6 million. FedEx Corporation has guaranteed FedEx Freight’s obligations under the lease.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

On December 10, 2010, we acquired a build-to-suit, freestanding fee simple FedEx Freight distribution facility (“FedEx VII”) in Springfield, Missouri for a purchase price of $19.1 million. The tenant of the property is FedEx Freight. The property contains 101,350 square feet of gross leasable area.

The original lease term at commencement was 15 years with 13.6 years currently remaining. The lease does not contain rental escalations during the initial term. The lease contains two renewal options of five years each. The lease is double net whereby landlord is responsible for the roof and structure of the building, and FedEx Freight is required to pay substantially all other operating expenses, in addition to base rent. The total annual rent for the initial lease term is $1.4 million. FedEx Corporation has guaranteed FedEx Freight’s obligations under the lease.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

On December 16, 2010, we acquired four build-to-suit, freestanding fee simple FedEx Ground distribution facilities (“FedEx VIII”) for an aggregate purchase price of $11.1 million. The tenant of the properties is FedEx Ground. The properties contain 116,689 square feet of gross leasable area. Set forth below are the locations for each of the properties:

Dodge City, Kansas
St. Cloud, Minnesota
Beckley, West Virginia
Hays, Kansas

The original lease terms at commencement were 10 years, with an average of 7.7 years currently remaining. The leases do not contain rental escalations during the primary terms. The leases are double net whereby the landlord is responsible for the roof and structure of the building, and FedEx Ground is required to pay substantially all other operating expenses, in addition to base rent. The total annual rent for the initial lease terms is approximately $893,000.

We funded the acquisition of the properties with proceeds from the sale of our common stock. We may finance the acquisitions post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

On December 23, 2010, we acquired a build-to-suit, freestanding FedEx Ground distribution facility (“FedEx XI”) in Lincoln, Nebraska for a purchase price of $6.1 million. The tenant of the property is FedEx Ground. The property contains 64,556 square feet of gross leasable area.

The original lease term at commencement was 10 years, with 9.4 years currently remaining. The lease contains a contractual rental escalation of 5% in year six. The lease is double net whereby the landlord is responsible for the roof and structure of the building, and FedEx Ground is required to pay substantially all other operating expenses, in addition to base rent. The total annual rent for the initial lease term is approximately $498,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

The preceding acquisitions increase the size of our FedEx portfolio to 12 properties.

FedEx Corporation (NYSE: “FDX”) is a holding company providing transportation, e-commerce and business services. The company operates in four segments: FedEx Express, FedEx Ground, FedEx Freight, and FedEx Kinko’s. The FedEx Express segment offers shipping services for the delivery of packages and freight. The FedEx Ground segment provides business and residential ground package delivery services. The FedEx Freight segment offers regional next-day and second-day freight services, as well as long-haul freight services. The FedEx Kinko’s segment provides document services, such as printing, copying, and binding and business services, such as high-speed Internet access, computer rental and videoconferencing. FedEx Corporation, formerly known as FDX Corporation, was founded in 1971 and is headquartered in Memphis, Tennessee.

FedEx Corporation currently files its financial statements in reports filed with the U.S. Securities and Exchange Commission, and the following summary financial data regarding FedEx Corporation are taken from such filings:

	Six Months Ended November 30, 2010 (Unaudited)	Year Ended
(Amounts in Millions)		May 31, 2010 (Audited)	May 31, 2009 (Audited)	May 31, 2008 (Audited)
Statement of Operations
Revenues	$19,089	$34,734	$35,497	$37,953
Operating income	1,097	1,198	747	2,075
Net income	663	1,184	98	1,125

	November 30, 2010 (Unaudited)	May 31, 2010 (Audited)	May 31, 2009 (Audited)	May 31, 2008 (Audited)
Condensed Consolidated Balance Sheets
Total assets	26,093	24,902	24,244	25,633
Long-term debt	1,667	1,668	1,930	1,506
Total common stockholders investment	14,561	13,811	13,626	14,526

Walgreens Portfolio

On December 3, 2010, we acquired seven build-to-suit, freestanding fee-simple Walgreens Pharmacies (“Walgreens VI”) for an aggregate purchase price of $40.7 million. The tenant of the properties is Walgreen Co. (“Walgreens”). The properties contain a total of 102,930 square feet of gross leasable area. Set forth below are the locations for each of the properties:

Louisville, Kentucky (3 properties)
Huntington, West Virginia
Mayfield, Kentucky
Princeton, Indiana
Radcliff, Kentucky

The original lease terms at commencement were 25 years with an average of 23.4 years currently remaining. The leases do not contain rent escalations during the primary term, consistent with all newer Walgreens leases. The leases are triple net whereby Walgreens is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The total annual rent for the initial lease terms is $2.8 million.

We funded the acquisition of the property with proceeds from the sale of our common stock. We financed the acquisition post-closing with a loan from Ladder Capital secured by a mortgage on the properties. The following table outlines the loan terms of the debt financing:

Mortgage Debt Amount	Rate	Maturity Date
$22,900,000	5.78%	February 2016

On December 23, 2010, we acquired a freestanding, leasehold Walgreens Pharmacy (“Walgreens VII”) in Conway, South Carolina for a purchase price of $3.0 million. The tenant of the properties is Walgreen Co. (“Walgreens”). The property contains a total of 14,490 square feet of gross leasable area.

The original lease term at commencement was 20 years with 12.3 years currently remaining. The lease does not contain rent escalations during the primary term, consistent with all newer Walgreens leases. The lease is triple net whereby Walgreens is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The total annual rent for the initial lease term is approximately $261,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

The preceding acquisitions increase the size of our Walgreens portfolio to 17 properties.

Walgreen Co. (NYSE: WAG) operates a chain of drugstores in the United States. The drugstores sell prescription and non prescription drugs, and general merchandise. Its general merchandise includes household items, personal care, convenience foods, beauty care, photofinishing, candy, and seasonal items. The company provides its services through drugstore counters, as well as through mail, telephone, and the Internet.

Walgreens currently files its financial statements in reports filed with the SEC and the following summary financial data regarding Walgreens are taken from such filings:

($ in millions)	Fiscal Year End August 31, 2010	Fiscal Year End August 31, 2009	Fiscal Year End August 31, 2008
Total Revenue	$67,420	$63,335	$59,034
Net Income	2,091	2,006	2,517

	August 31, 2010	August 31, 2009	August 31, 2008
Cash and Equivalents	1,880	2,087	443
Total Assets	26,275	25,142	22,410
Long Term Debt	2,389	2,336	1,337
Total Liabilities	11,875	10,766	9,541
Total Stockholder Equity	14,400	14,376	12,869

Dollar General Portfolio

On December 9, 2010, we acquired a build-to-suit, freestanding, fee-simple Dollar General property (“Dollar General II”) in Hilliard, Florida for a purchase price of approximately $1.3 million. The tenant of the property is Dolgencorp, LLC (“Dollar General”). The property contains 9,100 square feet of gross leasable area. Dollar General is the wholly-owned subsidiary of Dollar General Corporation. Dollar General Corporation has guaranteed Dollar General’s obligations under the lease.

The original lease term at commencement was 15 years with 14.5 years currently remaining. The lease does not contain rent escalations during the primary term. The lease provides four renewal options of five years each. The lease is triple net whereby Dollar General is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The total annual rent for the initial lease term is approximately $115,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

On December 23, 2010, we acquired three build-to-suit, freestanding fee-simple Dollar General properties (“Dollar General III”) for an aggregate purchase price of $2.9 million. The tenant of the properties is Dollar General. The properties contain a total of 27,128 square feet of gross leasable area. Set forth below are the locations for each of the properties:

Gillespie, Illinois
Marseilles, Illinois
Mt. Zion, Illinois

The original lease terms at commencement were 15 years with an average of 14.8 years currently remaining. The leases contain rent escalations of 3% in year eleven. The leases provide four renewal options of five years each. The leases for the Gillespie and Marseilles properties are triple net whereby Dollar General is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The lease for the Mt. Zion property is double net whereby the landlord is responsible for the roof and structure of the building, and Dollar General is required to pay substantially all other operating expenses, in addition to base rent. The total annual rent for the initial lease terms is approximately $252,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

On December 30, 2010, we acquired a build-to-suit, freestanding fee simple Dollar General property (“Dollar General IV”) in San Mateo, Florida for a purchase price of approximately $1.3 million. The tenant of the property is Dollar General. The property contains 9,014 square feet of gross leasable area. Dollar General Corporation has guaranteed Dollar General’s obligations under the lease.

The original lease term at commencement was 15 years with 14.5 years currently remaining. The lease does not contain rent escalations during the primary term. The lease provides four renewal options of five years each. The lease is triple net whereby Dollar General is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The total annual rent for the initial lease term is approximately $111,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

The preceding acquisitions increase the size of our Dollar General portfolio to 6 properties.

Dollar General (NYSE: DG) is a discount retailer, offering consumable basic items such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items. Dollar General Corporation was founded in 1939 and is based in Goodlettsville, Tennessee.

BB&T Property

On December 22, 2010, we acquired a freestanding, fee simple BB&T bank in Ft. Myers, Florida for a purchase price of $3.9 million. The tenant of the property is Branch Banking and Trust Company (“BB&T”), a subsidiary of BB&T Corporation. The property contains 3,635 square feet of gross leasable area.

The original lease term at commencement was 15 years with 9.0 years currently remaining. The lease contains annual rent escalations of 3%. The lease provides one five year renewal option and two ten year renewal options. The lease is triple net whereby BB&T is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The total annual rent for the initial lease term is approximately $298,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms that we believe are favorable or at all.

BB&T Corporation is a financial holding company. As of September 30, 2010, its subsidiaries operate over 1,800 financial centers in twelve states and the District of Columbia, and have more than 30,000 employees. BB&T is headquartered in Winston-Salem, North Carolina.

DaVita Dialysis Property

On December 29, 2010, we acquired one freestanding, fee simple DaVita Dialysis Center in Lincoln, Nebraska for a purchase price of $2.9 million. The tenant of the property is. Renal Treatment Centers – Illinois, Inc. (“Renal Treatment Centers”). The property contains 13,000 square feet of gross leasable area. DaVita, Inc. has guaranteed Renal Treatment Center’s obligations under the lease.

The original lease term at commencement was 15 years with 7.5 years remaining. The lease contains annual rent escalations of 2% during the primary lease term. The lease provides two renewal options of five years each. The lease is triple net whereby Renal Treatment Centers is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The total annual rent for the initial lease term is approximately $251,000.

We funded the acquisition of the property with proceeds from the sale of our common stock. We may finance the acquisition post-closing, however, there is no guarantee that we will be able to obtain financing on terms we believe are favorable or at all.

DaVita, Inc. (NYSE: “DVA”) is a provider of dialysis services in the United States. As of December 31, 2009, the company operated over 1500 dialysis centers in 43 states and the District of Columbia. DaVita Inc.

also provides dialysis services to over 700 hospitals and related laboratory services. DaVita Inc. was incorporated in 1994 as Total Renal Care, Inc.

Potential Property Investments

The following disclosure is to be added to the section of the Prospectus entitled “Potential Property Investments” on pages 135-136.

Citizens Bank Portfolio

The Company anticipates acquiring two freestanding, fee simple Citizens Bank properties in Stickney, Illinois and Oak Lawn, Illinois for a purchase price of approximately $3.8 million. The tenant of the properties will be Citizens Financial Group, Inc. (“Citizens”), a subsidiary of Royal Bank of Scotland Group plc. The properties contain approximately 14,000 square feet of gross leasable area. On December 27, 2010, the Company’s Board of Directors approved the acquisition. Although the Company believes that the acquisition of the property is probable, there can be no assurance that this acquisition will be consummated.

The original lease terms at commencement were 13 years for the Stickney property and 10 years for the Oak Lawn property, with approximately 8.5 years remaining for the Stickney property and approximately 5.6 years remaining for the Oak Lawn property. The leases each contain annual rent escalations of 2.5% after August 2012. The leases each provide three renewal options of five years each. The leases are triple net whereby Citizens is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The total annual rent for the initial lease terms is approximately $325,000.

We intend to fund the acquisition of the properties with approximately $800,000 in cash and the assumption of the outstanding debt balance of approximately $3.0 million. The in-place debt is secured by the Oak Lawn matures on August 11, 2011 and has a coupon of 5.40%, interest only. The equity returns contemplate re-leveraging both assets at debt maturity with a 40% loan-to-value mortgage. This re-leveraging will require an additional equity investment of approximately $1.1 million.

Citizens Financial Group is the US banking arm of Royal Bank of Scotland Group, plc (NYSE: RBS). Through its subsidiaries, RBS Citizens and Charter One Bank, Citizens has more than 1,500 bank branches operating in 12 states with approximately a third of the banks located in supermarkets. Citizens also operates a network of non-branch banking offices throughout the US. Citizens is headquartered in Providence, Rhode Island.

Appendix A — Subscription Agreement

The last paragraph on page A-4 of the Prospectus is deleted and replaced with the following language:

For residents of Alabama only — In addition to the suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.

Appendix A-2 — Multi Offering Subscription Agreement

The last paragraph on page A-2-5 of the Prospectus under the heading “For Investors of All Offerings” is deleted and replaced with the following language:

Alabama residents only: In addition to the suitability standards above, shares will only be sold to Alabama residents that represent that they have a liquid net worth of at least 10 times the amount of their investment in this real estate investment program and other similar programs.